Exhibit 99.1

Atlas Financial Holdings Announces 2017 Fourth Quarter Financial Results
Company to Hold Conference Call on Tuesday, April 3, 2018 at 8:30 a.m. ET

Fourth Quarter 2017 Financial Performance Summary (comparisons to Fourth Quarter 2016 unless noted):

•	Gross premiums written increased by 4.3% to $54.2 million

•	Total revenue increased by 27.4% to $59.0 million

•
The combined ratio for the fourth quarter 2017 was 220.3%, compared to 156.5%, which includes the impact from claims reserves strengthening related to prior accident years of 130.3% and 72.9%, respectively

•
Including the impact of reserve strengthening, net loss for the fourth quarter 2017 was $54.3 million, or $4.48 loss per common share diluted, compared to a net loss of $13.6 million, or $1.13 loss per common share diluted, representing a decrease in earnings per common share of $3.35 from fourth quarter 2016

•	Annualized return on equity was a negative 184.8% in the fourth quarter 2017 compared to a negative 39.6% in the prior year period

Full Year 2017 Financial Performance Summary (comparisons to Full Year 2016 unless noted):

•	Gross premiums written increased by 22.6% to $276.0 million

•	In-force premiums as of December 31, 2017 increased 19.5% to $268.5 million compared to $224.6 million

•	Total revenue increased by 25.0% to $222.0 million

•	Underwriting loss for 2017 was $48.5 million, compared to an underwriting loss of $5.0 million for 2016, both of which included reserve strengthening related to prior accident years

•	The combined ratio for 2017 was 122.5%, compared to 102.9%, which includes the impact from claims reserves strengthening related to prior accident years of 35.0% and 19.1%, respectively

•
Net loss for 2017 was $38.8 million, or $3.22 loss per common share diluted, compared to net income of $2.6 million, or $0.19 earnings per common share diluted, representing a decrease in earnings per common share of $3.41 from 2016

•	Book value per common share on December 31, 2017 was $7.42, compared to $10.54 as of December 31, 2016

•	Return on equity was a negative 35.6% in 2017 compared to a positive 2.1% in the prior year period

Chicago, Illinois (April 2, 2018) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today reported its financial results for the fourth quarter ended December 31, 2017.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “While we are disappointed that book value was reduced by reserve strengthening related to prior periods, we are reassured that results for more recent accident years are coming in as expected. The significant commitment made to analytics and technology are amplifying the experience, data and heritage we have always identified as valuable assets of our insurance subsidiaries. The majority of our case reserves are now based on predictive modeling, and thus far this model has proved to be working, helping us to bring claims to ultimate faster and with greater accuracy. We believe the file by file review conducted by our experienced team will also serve as a reliable benchmark against which future payments for older claims can be measured. Going forward, we plan to share quarterly actual loss development experience for both the audited claim files for older accident years as well as paid to case reserve outcomes for predictive model based case reserves.”

Exhibit 99.1

Financial and Operational Review
Premiums Written: For the three month period ended December 31, 2017, gross premiums written was $54.2 million compared to $52.0 million for the three month period ended December 31, 2016, representing an 4.3% increase. Gross premiums written increased primarily due to growth in livery/limousine in California and New Jersey, para-transit in Texas, and taxi in Pennsylvania, partially offset by decreases in para-transit in New Jersey and New York, taxi in Louisiana, and in all lines in Minnesota and Michigan.

Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes its core business in 42 of these states plus the District of Columbia. Compared to the three month period ended December 31, 2016, Atlas experienced growth in gross premiums written in its core business in 22 states for the three month period ended December 31, 2017. Based on the Company’s commitment to optimize return on deployed capital, the Company utilizes predictive analytics based pricing coupled with its strong value proposition to grow market share in environments that are favorable and is prepared to reduce exposure to those that are more challenging.

Combined Ratio: Atlas’ combined ratio increased for the three month period ended December 31, 2017 to 220.3%, compared to 156.5% in the prior year period.

•
Loss Ratio: The loss ratio relating to claims incurred for the three month period ended December 31, 2017 was 189.5%, compared to 135.7% for the three month period ended December 31, 2016. The loss ratio increased 57.4% for the three month period ended December 31, 2017 primarily as a result of the Company’s re-estimation of its unpaid claims liabilities on prior accident years. As previously announced, the Company is utilizing machine learning based predictive analytics in the claim area, in addition to using it as an underwriting tool, to further benefit from the data and experience within its organization. Atlas believes this approach amplifies the value of the assets accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value for both customers and stakeholders. On a year over year basis, the Company expects its loss ratio to continue to generally trend in a positive direction based on prior year and potential future pricing, underwriting and claims activities.

•
Underwriting Expense Ratio: The underwriting expense ratio for the three month period ended December 31, 2017 was 30.8% compared to 20.8% for the three month period ended December 31, 2016. The ratio increased mainly because expenses recovered related to stock purchase agreements had lowered the fourth quarter 2016 ratio by 9.0%, higher than average acquisition costs in the quarter and an increase in the amortization of deferred policy acquisition costs (“DPAC”). As previously indicated, due to seasonality and the timing of certain expenses, the Company believes the full year expense ratio is a more indicative measure of efficiency that the ratio in any given quarter. Atlas’ underwriting expense ratio for the twelve month period ended December 31, 2017, excluding the impact of share-based compensation expenses and expenses related to stock purchase agreements, was 27.5%. Atlas remains focused on continually enhancing its value proposition through re-investment into research and development to ensure that its organization is able to continue leading the industry in terms of existing and developing niche markets on which Atlas focuses.

Exhibit 99.1

The table below details the comparisons of each component of the Company’s combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three Month Periods Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Loss Ratio:
Current accident year	59.2%	62.8%	59.5%	59.7%
Prior accident years	130.3%	72.9%	35.0%	19.1%
Loss Ratio	189.5%	135.7%	94.5%	78.8%
Underwriting Expense Ratio:
Acquisition cost ratio	14.5%	13.0%	12.9%	11.0%
Other underwriting expense ratio	15.2%	15.9%	14.2%	16.3%
DPAC amortization ratio	0.6%	—%	0.4%	(0.4)%
Underwriting expense ratio before expenses related to stock purchase agreements and share-based compensation expenses	30.3%	28.9%	27.5%	26.9%
Expenses recovered related to stock purchase agreement ratio	—%	(9.0)%	—%	(3.7)%
Share-based compensation expense ratio	0.5%	0.9%	0.5%	0.9%
Underwriting expense ratio	30.8%	20.8%	28.0%	24.1%
Total combined ratio	220.3%	156.5%	122.5%	102.9%

As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On a pro-forma basis, as if there was no quota share reinsurance in place, the components of the underwriting expense ratio for the periods indicated would have been as follows:

	Three Month Periods Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Acquisition costs	16.6%	16.8%	15.4%	15.1%
Other insurance general and administrative expenses	13.7%	13.6%	12.7%	13.7%
DPAC amortization	0.6%	—%	0.3%	(0.4)%
Expenses recovered related to stock purchase agreements	—%	(7.7)%	—%	(3.1)%
Share-based compensation expense	0.4%	0.7%	0.5%	0.8%
Total underwriting expense ratio	31.3%	23.4%	28.9%	26.1%

Underwriting Results: Underwriting loss increased to $69.1 million for the three month period ended December 31, 2017, compared to an underwriting loss of $25.0 million in the same period of the prior year.

Net Loss before Income Taxes: Net loss before income taxes increased to $68.0 million for the three month period ended December 31, 2017, compared to a net loss before income taxes of $23.2 million in the same period of the prior year.

Income Taxes: Atlas recognized tax benefit of $13.7 million for the three month period ended December 31, 2017 compared to a tax benefit of $9.7 million in the same period of the prior year.

Net Loss: Atlas reported net loss of $54.3 million for the three month period ended December 31, 2017, compared to a net loss of $13.6 million for the three month period ended December 31, 2016.

Exhibit 99.1

Loss per common share (“EPS”): Atlas generated $4.48 loss per common share diluted for the three month period ended December 31, 2017. This compares to a loss of $1.13 per common share diluted as reported for the three month period ended December 31, 2016.

Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended December 31, 2017 and 2016:

	Three Month Periods Ended
	December 31, 2017	December 31, 2016
Weighted average common shares outstanding	12,122,334	12,045,519
Dilutive average common shares outstanding	12,122,334	12,045,519

The effects of convertible instruments are excluded from the computation of earnings per common share diluted in periods in which the effect would be anti-dilutive. For the three month periods ended December 31, 2017 and December 31, 2016, all exercisable stock options were deemed to be anti-dilutive.

Balance Sheet/Investment Overview
Book Value: Book value per common share was $7.42 based on 12,178,857 common shares outstanding as of December 31, 2017, compared to $10.54 based on 12,045,519 common shares outstanding as of December 31, 2016. Book value per common share of $7.42 decreased by $3.12 relative to December 31, 2016 as follows:

$(2.35)    decrease related to net income after tax and before items indicated below;
$(0.87)    decrease related to the change in the statutory tax rate due to the Tax Cuts and Jobs Act of 2017;
$0.05    increase related to the change in net realized investment gains after tax;
$0.02    increase related to the change in unrealized gains/losses after tax; and
$0.03    increase related to share-based compensation.
$(3.12)    total decrease from December 31, 2016 book value per common share

Cash and Invested Assets: Cash and invested assets as of December 31, 2017 totaled $243.5 million as compared to $224.8 million as of December 31, 2016.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income securities with overall maturities that correlate with the payout patterns of Atlas’ claims liabilities and other liquidity needs. Other than fixed income investments are limited to an appropriately small percentage of its portfolio and are generally opportunities identified through the Company’s specialty focus or by leveraging the resources of its business partners. As of December 31, 2017, the average life on the Company’s portfolio was 4.9 years with a duration of 3.9 years. The Company’s investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment Income / Yield: Atlas generated net investment income of $1.6 million and $1.7 million for the quarters ended December 31, 2017 and 2016, as well as $128,000 of realized loss and $206,000 of realized gains, respectively. The decrease in investment income from the prior year period was primarily the result of lower returns on equity method investments, partially offset by higher interest income on the Company’s fixed income securities portfolio. The decrease in net realized gains was the result of net realized losses from equity method investments, partially offset by net realized gains from equity securities. The gross annualized investment yield on the Company’s fixed income securities was 2.4% and 2.2% for the quarters ended December 31, 2017 and 2016, respectively. The gross annualized investment yield on the Company’s cash and cash equivalents was 0.3% and 0.1% for the quarters ended December 31, 2017 and 2016, respectively. The increase in gross yield on cash investments was due to higher interest rates on certain new accounts and higher balances in accounts earning greater interest.

Exhibit 99.1

Outlook for 2018
Atlas expects to write in excess of $300 million in premiums in 2018, which is a consistent rate of growth relative to last year, subject to market conditions. Based on recent commercial auto industry results, the Company expects further market hardening through 2018. As always, underwriting profit will take precedent over top line growth.

At that level of premium and expected use of the Company’s existing reinsurance programs, with a combined ratio in the mid-80s, it is reasonable to expect annual net earnings per share to exceed $2.00.

Conference Call Details
Date/Time:            Tuesday, April 3, 2018 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “Atlas”.

An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q4-2017. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including certain transportation network company drivers) and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas’ financial statements reflect consolidated results of Atlas’ subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., Plainview Premium Finance Company of California, Inc., UBI Holdings Inc., and DriveOn Digital IP Inc. Additional information about Atlas, including a copy of Atlas’ 2017 Annual Report on Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov or through Atlas’ website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Exhibit 99.1

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2017 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

###

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
($ in ‘000s, except for share and per share data)

	Three Month Periods Ended		Year Ended
Condensed Consolidated Statements of Income (Loss)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net premiums earned	$57,431	$44,252	$215,771	$171,058
Net investment income	1,586	1,656	4,897	4,824
Net realized gains	(128)	206	872	1,230
Other income	103	187	435	467
Total revenue	58,992	46,301	221,975	177,579
Net claims incurred	108,846	60,071	203,873	134,746
Acquisition costs	8,299	5,767	27,885	18,803
Other underwriting expenses	9,270	7,315	32,140	28,399
Amortization of intangible assets	98	98	390	390
Interest expense	461	270	1,840	1,026
Expenses recovered pursuant to stock purchase agreement	—	(4,000)	—	(6,297)
Total expenses	126,974	69,521	266,128	177,067
(Loss) income from operations before income taxes	(67,982)	(23,220)	(44,153)	512
Income tax benefit	(13,685)	(9,659)	(5,343)	(2,134)
Net (loss) income	(54,297)	(13,561)	(38,810)	2,646
Less: Preferred share dividends	—	47	—	281
Net (loss) income attributable to common shareholders	$(54,297)	$(13,608)	$(38,810)	$2,365

Basic weighted average common shares outstanding	12,122,334	12,045,519	12,064,880	12,045,519
(Loss) earnings per common share, basic	$(4.48)	$(1.13)	$(3.22)	$0.20
Diluted weighted average common shares outstanding	12,122,334	12,045,519	12,064,880	12,222,883
(Loss) earnings per common share, diluted	$(4.48)	$(1.13)	$(3.22)	$0.19

Condensed Consolidated Statements of Comprehensive Income (Loss)

Net (loss) income	$(54,297)	$(13,561)	$(38,810)	$2,646

Other comprehensive (loss) income:
Changes in net unrealized investment (losses) gains	(789)	(3,237)	437	855
Reclassification to net income	134	41	(49)	394
Effect of income taxes	229	1,119	(136)	(437)
Other comprehensive (loss) income	(426)	(2,077)	252	812
Total comprehensive (loss) income	$(54,723)	$(15,638)	$(38,558)	$3,458

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in ‘000s, except for share and per share data)

	December 31, 2017	December 31, 2016
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $158,411 and $157,451)	$157,984	$156,487
Equity securities, at fair value (cost $7,969 and $5,598)	8,446	6,223
Other investments	31,438	32,181
Total Investments	197,868	194,891
Cash and cash equivalents	45,615	29,888
Accrued investment income	1,248	1,228
Premiums receivable (net of allowance of $3,418 and $2,366)	79,664	77,386
Reinsurance recoverables on amounts paid	7,982	7,786
Reinsurance recoverables on amounts unpaid	53,402	35,370
Prepaid reinsurance premiums	12,878	13,372
Deferred policy acquisition costs	14,797	13,222
Deferred tax asset, net	16,985	18,498
Goodwill	2,726	2,726
Intangible assets, net	4,145	4,535
Property and equipment, net	24,439	11,770
Other assets	20,754	12,905
Total Assets	$482,503	$423,577

Liabilities
Claims liabilities	$211,648	$139,004
Unearned premium reserves	128,043	113,171
Due to reinsurers	8,411	8,369
Notes payable, net	24,031	19,187
Other liabilities and accrued expenses	19,725	16,504
Total Liabilities	$391,858	$296,235

Shareholders’ Equity
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued and outstanding: December 31, 2017 - 12,164,041 and December 31, 2016 - 11,895,104	$36	$36
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: December 31, 2017 - 0 and December 31, 2016 - 128,191	—	—
Additional paid-in capital	201,105	199,244
Retained deficit	(110,535)	(71,718)
Accumulated other comprehensive income (loss), net of tax	39	(220)
Total Shareholders’ Equity	90,645	127,342
Total Liabilities and Shareholders’ Equity	$482,503	$423,577

Exhibit 99.1

Use of Non-U.S. GAAP Financial Measurements

Atlas uses these non-GAAP financial measures in order to present its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. The non-GAAP financial measures that Atlas presents may not be comparable to similarly-named measures reported by other companies.

Adjusted operating income, before income taxes includes both underwriting income and loss and net investment income, but excludes net realized gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by net claims incurred, policy acquisition costs and general operating expenses.

Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income, Before Income Taxes ($ in ‘000s, except per share data)

	Three Month Periods Ended				Year Ended
	December 31, 2017		December 31, 2016		December 31, 2017		December 31, 2016
Net (loss) income	$(54,297)	$(4.48)	$(13,561)	$(1.13)	$(38,810)	$(3.22)	$2,646	$0.22
Add: income tax benefit	(13,685)	(1.13)	(9,659)	(0.80)	(5,343)	(0.44)	(2,134)	(0.17)
Add: expenses recovered pursuant to stock purchase agreement	—	—	(4,000)	(0.33)	—	—	(6,297)	(0.52)
Add: interest expense	461	0.04	270	0.02	1,840	0.15	1,026	0.08
Less: net realized investment (losses) gains	(128)	(0.01)	206	0.02	872	0.07	1,230	0.10
Less: other income	103	0.01	187	0.01	435	0.04	467	0.04
Adjusted operating loss, before income taxes	$(67,496)	$(5.57)	$(27,343)	$(2.27)	$(43,620)	$(3.62)	$(6,456)	$(0.53)

After-tax return on average common equity is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders’ equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders’ Equity to Common Equity ($ in ‘000s)
As of:	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2016	December 31, 2015
Total shareholders’ equity	$90,645	$144,397	$127,342	$142,592	$122,681
Less: accrued dividends on preferred shares	(333)	(333)	(333)	(286)	(460)
Total common equity	$90,312	$144,064	$127,009	$142,306	$122,221

Exhibit 99.1

Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity ($ in ‘000s)

	Three Month Periods Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net (loss) income	$(54,297)	$(13,561)	$(38,810)	$2,646
Average equity	117,521	136,967	108,994	125,012
Return on equity	(184.8)%	(39.6)%	(35.6)%	2.1%

Net (loss) income	$(54,297)	$(13,561)	$(38,810)	$2,646
Preferred share dividends accrued	—	(47)	—	(281)
Net (loss) income attributable to common shareholders	$(54,297)	$(13,608)	$(38,810)	$2,365
Average common equity	117,188	134,658	108,661	124,615
Return on average common equity	(185.3)%	(40.4)%	(35.7)%	1.9%